SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 26, 2008
BUILDERS FIRSTSOURCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51357	52-2084569

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Bryan Street, Suite 1600, Dallas, Texas		75201

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (214) 880-3500
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Officer Bonuses
     On February 26, 2008, the Board of Directors (the “Board”) of Builders FirstSource, Inc. (the “Company”) approved the 2008 cash incentive bonus opportunities for the Company’s executive officers. These cash incentive bonus opportunities consist of two elements.
     First, under the Company’s Management Incentive Plan, each officer will receive a set percentage of a bonus pool (the “Bonus Pool”). The Bonus Pool is equal to 18.5% of the Company’s 2008 earnings before taxes (“EBT”) reduced by the bonuses paid to managers in the Company’s 37 markets. The bonus pool for managers in each market is 10% of the market’s EBT. Because the bonus pool for each market will not be reduced for other markets with negative EBT, the total bonuses paid to market managers could exceed 10% of the total Company EBT. Based on financial data from the four most recently completed fiscal years, the positive EBT of individual markets would have produced an average payout to market managers of about 14% of EBT, which would have resulted in an average Bonus Pool equal to approximately 4.5% of EBT.
     EBT is calculated as the Company’s earnings before interest, taxes, and amortization less an interest charge. The interest charge is calculated as 12% multiplied by the Company’s 12-month average net tangible assets. Messrs. Sherman, Horn, Tolly, McAleenan, and Schenkel will receive 10%, 5.8%, 5.8%, 5.3%, and 3.5%, respectively, of the Bonus Pool as their portion of their cash incentive bonus.
     Second, each executive officer may receive a discretionary bonus for 2008 based on his personal performance. This bonus can be equal to up to 25% of his base salary.
Election of President
     On and effective as of February 26, 2008, the Board elected Floyd Sherman as President of the Company, in addition to his current position as Chief Executive Officer, to fill the position vacated by Kevin O’Meara upon Mr. O’Meara’s departure.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILDERS FIRSTSOURCE, INC.
By:	/s/ Donald F. McAleenan
Name:	Donald F. McAleenan
Title:	Senior Vice President, General Counsel, and Secretary

Date: March 3, 2008